Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES RESULTS FROM ANNUAL
SHAREHOLDERS MEETING

TORONTO, ONTARIO, May 13, 2022 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that all of the nominees listed in the Company’s 2022 management information circular and proxy statement (the “proxy statement”) for the annual meeting of shareholders held on May 13, 2022 (the “Meeting”) were elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote for the election of directors held at the Meeting are set out below.

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Ronald J. Mittelstaedt	189,800,659	95.71	8,507,193	4.29
Edward E. “Ned” Guillet	165,501,884	83.46	32,805,967	16.54
Michael W. Harlan	169,129,759	85.29	29,178,093	14.71
Larry S. Hughes	198,085,294	99.89	222,557	0.11
Worthing F. Jackman	194,708,932	98.19	3,598,919	1.81
Elise L. Jordan	189,994,683	95.81	8,313,169	4.19
Susan “Sue” Lee	189,989,130	95.81	8,318,721	4.19
William J. Razzouk	178,925,366	90.23	19,382,485	9.77

As each director received at least a majority of the total number of votes cast in respect of his or her election, all directors have been elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter.

The shareholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers as disclosed in the proxy statement in respect of the Meeting.

The shareholders approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm until the close of the Company’s 2023 annual meeting of shareholders and authorized the Company’s Board of Directors to fix the auditor’s remuneration.

Final voting results on all matters considered at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. For more information, visit Waste Connections at www.wasteconnections.com.

CONTACT:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com